Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Perion Network Ltd. for the registration of ordinary shares and to the incorporation by reference therein of our reports dated (i) April 10, 2014, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission on April 10, 2014, and (ii) March 20, 2014, with respect to the consolidated financial statements of ClientConnect Ltd. and its subsidiaries for the three years ended December 31, 2013 included in the Form 6-K of Perion Ltd. filed with the Securities and Exchange Commission on April 18, 2014.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel-Aviv, Israel
May 8, 2014